Exhibit 10.1
TRANSITION SERVICES AGREEMENT
by and between
FEDEX CORPORATION
and
FEDEX FREIGHT HOLDING COMPANY, INC.
Dated as of May 31, 2026

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SCHEDULES
Schedule A — Services Schedule	A-1
Schedule B — Service Coordinators	B-1
Schedule C — Excluded Services	C-1
Schedule D — Resolution Committee	D-1

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TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 31, 2026 (the “Effective Date”), is entered into by and between FedEx Corporation, a Delaware corporation (“RemainCo”), and FedEx Freight Holding Company, Inc., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of May 28, 2026, by and between the Parties (the “Separation Agreement”).
W I T N E S S E T H:
WHEREAS, the Parties entered into the Separation Agreement;
WHEREAS, the Separation Agreement contemplates that RemainCo and SpinCo will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;
WHEREAS, RemainCo may provide certain services to SpinCo and SpinCo may provide certain services to RemainCo, as more particularly described in this Agreement, for a limited period of time following the Distribution; and
WHEREAS, each of RemainCo and SpinCo desires to reflect the terms of their agreement with respect to such services.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:
(1)   “Agreement” has the meaning set forth in the preamble hereto.
(2)   “Confidential Information” has the meaning set forth in Section 5.1.
(3)   “Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Schedule A to be paid by the Service Recipient in respect of such Service to the Service Provider of such Service.
(4)   “Disclosing Party” has the meaning set forth in Section 5.2.
(5)   “Early Termination Consequence Notice” has the meaning set forth in Section 6.4(a).
(6)   “Effective Date” has the meaning set forth in the preamble to this Agreement.
(7)   “Excluded Services” has the meaning set forth in Section 2.1(l).
(8)   “Extension Period” has the meaning set forth in Section 6.2.
(9)   “Force Majeure Event” has the meaning set forth in Section 10.1.
(10)   “Group” means either the RemainCo Group or the SpinCo Group, as the context requires.
(11)   “Hourly Services” has the meaning set forth in Section 4.1(b).
(12)   “Hourly Services Expenses” has the meaning set forth in Section 4.1(b).
(13)   “Indemnitee” means a Service Provider Indemnitee or a Service Recipient Indemnitee, as the context requires.

(14)   “Interruption” has the meaning set forth in Section 2.1(i).
(15)   “Omitted Services” has the meaning set forth in Section 2.2(a).
(16)   “Outside Date” has the meaning set forth in Section 6.1.
(17)   “Party” and “Parties” have the meaning set forth in the preamble to this Agreement.
(18)   “Preliminary Dispute Notice” has the meaning set forth in Section 9.1.
(19)   “Project Work” has the meaning set forth in Section 2.3.
(20)   “Project Work Request” has the meaning set forth in Section 2.3.
(21)   “Receiving Party” has the meaning set forth in Section 5.2.
(22)   “RemainCo” has the meaning set forth in the preamble to this Agreement.
(23)   “Resolution Committee” has the meaning set forth in Section 9.1.
(24)   “Separation Agreement” has the meaning set forth in the preamble to this Agreement.
(25)   “Service Charge” has the meaning set forth in Section 4.1(a).
(26)   “Service Coordinator” has the meaning set forth in Section 2.1(b).
(27)   “Service Provider” means any member of the (i) RemainCo Group in its capacity as the provider of any Services to any member of the SpinCo Group or (ii) SpinCo Group in its capacity as the provider of any Services to any member of the RemainCo Group.
(28)   “Service Provider Indemnitees” has the meaning set forth in Section 7.1.
(29)   “Service Recipient” means any member of the (i) RemainCo Group in its capacity as the recipient of any Services from any member of the SpinCo Group or (ii) SpinCo Group in its capacity as the recipient of any Services from any member of the RemainCo Group.
(30)   “Service Recipient Indemnitees” has the meaning set forth in Section 7.2.
(31)   “Service Taxes” has the meaning set forth in Section 4.2(a).
(32)   “Service Term” means the period of time that each Service shall be provided hereunder as set forth for each Service on Schedule A.
(33)   “Services” means the individual services set forth on Schedule A.
(34)   “Shutdown” has the meaning set forth in Section 2.1(h).
(35)   “SpinCo” has the meaning set forth in the preamble to this Agreement.
(36)   “Sub-Contractor” has the meaning set forth in Section 2.1(d).
(37)   “Termination Charges” has the meaning set forth in Section 6.5(d).
(38)   “Third Party” and “Third-Party” means any Person other than RemainCo, SpinCo and their respective Affiliates.
(39)   “Third-Party Agreements” has the meaning set forth in Section 3.3.
Section 1.2   References; Interpretation.   Section 1.2 of the Separation Agreement shall apply to this Agreement mutatis mutandis.

ARTICLE II
SERVICES
Section 2.1   Provision of Services.
(a)   Commencing as of the Effective Date, each Party shall, and shall cause the applicable members of its Group to (i) provide, cause to be provided or otherwise make available, as the Service Provider under this Agreement, to the other Party and the applicable members of the other Party’s Group, as the other Party may designate, the Services, and (ii) pay, perform, discharge and satisfy, as and when due, as the Service Recipient under this Agreement, its respective obligations under this Agreement, in each case in accordance with the terms of this Agreement.
(b)   The Service Recipient and the Service Provider shall reasonably cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of RemainCo and SpinCo agrees to appoint two (2) employee representatives (each such representative, a “Service Coordinator”) who will have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of RemainCo and SpinCo, respectively. Initially, the Service Coordinators will be the individuals set forth on Schedule B. Either Party may change any of its designated Service Coordinators at any time upon notice given to the other Party in accordance with Section 10.6; provided that each Party shall have, at a minimum, one Service Coordinator who has sufficient experience and familiarity with the technology-related Services and one who has sufficient experience and familiarity with the non-technology-related Services. The Service Coordinators will consult and coordinate with each other on a regular basis, and no less frequently than monthly, during the term of this Agreement.
(c)   The Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed to be, employees or representatives solely of the Service Provider (or its Affiliates or Sub-Contractors) responsible for providing such Services for all purposes, and not to be deemed employees or representatives of the Service Recipient. The Service Provider (or its Affiliates or Sub-Contractors) will be solely responsible for payment of (i) all compensation, (ii) all disability, withholding and other employment taxes and (iii) all medical benefit premiums, vacation pay, sick pay and other employee benefits payable to or with respect to personnel who perform Services on behalf of such Service Provider. All such personnel will be under the sole direction, control and supervision of the Service Provider and the Service Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.
(d)   The Service Provider may, at its option, from time to time, delegate or subcontract any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other Third Parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that (i) the Service Provider shall remain ultimately responsible for ensuring that its obligations with respect to the nature, scope, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Sub-Contractor and shall be liable for any failure of a Sub-Contractor to so satisfy such obligations (or if a Sub-Contractor otherwise breaches any provision hereof), (ii) any such Third-Party Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Article V of this Agreement and (iii) the Service Provider shall notify the Service Recipient in advance in writing of any material subcontracting. Except as agreed by the Parties in Schedule A or otherwise in writing, and subject to Section 2.1(f), any costs associated with engaging the services of a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Sub-Contractor’s costs, fees and expenses.
(e)   The Services shall be performed in substantially the same manner, scope, time frame, nature and quality, with substantially the same care, and to substantially the same extent and service level as such Services (or substantially similar services) were provided during the twelve (12) months immediately prior to the Effective Date, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in substantially the same manner, scope, time frame, nature and quality, with substantially the same care, and to substantially the same extent and service level as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable. If the Service Provider has not provided such Services (or substantially similar services) during the twelve (12) months immediately prior to the Effective Date and such Services are not being performed by a Sub-Contractor who is also providing the same services to such Service Provider’s Group, then the Services shall be performed in a competent and professional manner substantially consistent with industry practice. Without limiting the foregoing, if Schedule A sets forth a specific service level with respect to a Service, such service level shall apply. The Services shall be used solely for the operation of the Service Recipient’s business for substantially the same purpose (as applicable) as used by the Service Recipient in the twelve (12) months immediately prior to the Effective Date.
(f)   The Parties acknowledge that the Service Provider may make changes from time to time in the manner of performing Services (including in respect of those Services provided by a Sub-Contractor) if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group; provided, however, that such changes shall not decrease in any material respect the manner, scope, time frame, nature, quality or level of the Services provided to the Service Recipient, except upon prior written approval of the Service Recipient, and any actual and reasonable increase to the Service Provider in the cost of providing a Service as a result of such changes may be charged to the Service Recipient on a pass-through basis (for all costs and expenses incurred in connection therewith) to the extent such actual and reasonable increase is applied on a non-discriminatory basis as compared to the Service Provider’s Group; provided, further, that (i) with respect to any Service, the Service Recipient’s prior written approval shall be required to the extent that such actual and reasonable increase exceeds fifteen percent (15%) of the Service Charge paid and payable to the Service Provider for such Service in any calendar quarter and (ii) if the Service Recipient does not approve such increase, then the Service Provider shall have no obligation to provide the associated Service to the extent affected thereby.
(g)   Nothing in this Agreement shall be deemed to require the provision of any Service by the Service Provider (or any Affiliate or Sub-Contractor of the Service Provider) to the Service Recipient if the provision of such Service would reasonably be expected to require the Consent of any Person (including any Governmental Entity), whether under applicable Law, by the terms of any Contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the remainder of this Section 2.1(g), such Consent has been obtained. The Service Provider shall use commercially reasonable efforts to obtain any Consent of any Person necessary for the performance of the Service Provider’s obligations pursuant to this Agreement. Any fees, expenses or extra costs incurred in connection with obtaining any such Consents shall be paid by the Service Recipient, and the Service Recipient shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents. In the event that the Consent of any Person, if required in order for the Service Provider to provide Services, is not obtained reasonably promptly (and in any event within thirty (30) days) after the Effective Date by the Service Provider, the Service Provider shall notify the Service Recipient and the Service Provider is excused from providing the Service that requires such unobtainable Consent; provided that the Parties shall reasonably cooperate in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner and the Service Recipient shall pay for such Services based on the alternative Cost of Services. The Services shall not include, and no Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be obligated to provide, any service the provision of which to the Service Recipient following the Effective Date would constitute a violation of any Law. In addition, notwithstanding anything to the contrary herein, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Service Recipient and the Service Recipient’s Group. To the extent that any Third-Party proprietor of information or software to be disclosed or made available to the Service Recipient in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition to its Consent to use the same for the benefit of the Service Recipient, or to permit the Service Recipient access to such information or software, the Service Recipient shall, as a condition to the receipt of such portion of the Services, execute (and shall cause its employees and Affiliates to execute, if required) any such form.

(h)   If the Service Provider determines that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, alterations or replacements (any such event, a “Shutdown”), the Service Provider shall use commercially reasonable efforts to provide the Service Recipient with reasonable prior notice of such Shutdown (including information regarding the nature and the projected length of such Shutdown), unless it is not reasonably practicable under the circumstances to provide such prior notice, and thereafter the Service Provider shall use commercially reasonable efforts to cooperate with the Service Recipient to minimize any impact on the Services caused by such Shutdown.
(i)   The Parties acknowledge that there may be unanticipated temporary interruptions in the provision of a Service, in each case for a period of less than forty-eight (48) hours (unless such time period for an applicable Service is specified to be shorter in, and subject to any penalties for such nonperformance set forth in, Schedule A) (any such event, an “Interruption”). The Service Provider shall use commercially reasonable efforts to provide the Service Recipient with notice of such Interruption as soon as possible (including information regarding the nature and the projected length of such Interruption), and thereafter such Service Provider shall use commercially reasonable efforts to cooperate with the Service Recipient to minimize any impact on the Services caused by such Interruption. The Service Provider shall not be excused from performance if it fails to use commercially reasonable efforts to remedy the situation causing such Interruption.
(j)   In the event the obligations of the Service Provider to provide any Service are suspended in accordance with Section 2.1(h) or Section 2.1(i), the Service Provider and its Affiliates shall not have any liability whatsoever to the Service Recipient arising out of or relating to such suspension of the Service Provider’s provision of such Service, except to the extent resulting from a breach by the Service Provider of any agreement or covenant required to be performed or complied with by the Service Provider pursuant to Section 2.1(h) or Section 2.1(i) (but subject to the other limitations on liability set forth in this Agreement).
(k)   Neither Party nor any of its respective Affiliates shall have any obligation to purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by such Party or such Party’s Affiliates, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environments that are currently used by such Party or such Party’s Affiliates.
(l)   Notwithstanding anything to the contrary herein, the Services shall not include, and the Service Provider shall have no obligation to provide hereunder, any legal advice, tax advice, financial advice, accounting advice, corporate management advice, internal audit advice, insurance advice, permitting or regulatory compliance advice or any other services identified on Schedule C (the “Excluded Services”).
Section 2.2   Service Amendments and Additions.
(a)   Within the first six (6) months following the Effective Date, the Service Recipient may request the Service Provider to provide services that (i) were provided to the Service Recipient’s business within the twelve (12) months immediately prior to the Effective Date, (ii) are reasonably necessary for the operation of the Service Recipient’s business, as applicable, as conducted as of the Effective Date, and (iii) are not Excluded Services (any such validly requested services, “Omitted Services”). Any request for an Omitted Service shall be in writing and shall specify, as applicable, (A) the type and the scope of the requested service, (B) who is requested to perform the requested service, (C) where and to whom the requested service is to be provided, (D) the proposed term for the requested service, and (E) the proposed service fees payable for such requested service.
(b)   The Service Provider shall provide, or shall cause to be provided, any Omitted Service requested by the Service Recipient; provided that (i) the Service Provider or its Affiliates are reasonably capable of providing such Omitted Service and (ii) such Omitted Service cannot reasonably be provided by the Service Recipient or its Affiliates or obtained by the Service Recipient or its Affiliates from a Third Party on commercially reasonable terms. Following the Service Recipient’s request for an Omitted Service, the Parties shall negotiate in good faith an amendment to Schedule A, which describes in detail the service, project scope, term, price and payment terms to be charged for such Omitted Service (which shall be calculated using the methodology used to calculate the Service Charges for similar Services, as applicable). Once agreed to in writing, the amendment to Schedule A shall be deemed part of this Agreement as of such date and such Omitted Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement; provided, however, that the Service Provider shall not be required to provide any Omitted Services, at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the qualification of the Distribution as a tax-free transaction for U.S. federal, state and local income tax purposes.
Section 2.3   Migration Projects.   Without limiting any migration Services set forth on Schedule A, prior to the end of the applicable Service Term, the Service Provider will provide the Service Recipient (subject to the remainder of this Section 2.3), upon written request from the Service Recipient (the “Project Work Request”), with such reasonable support as may be necessary to migrate the Services to the Service Recipient’s internal organization or to a Third-Party provider (the “Project Work”), including exporting and providing (subject to applicable Law and the Data Transfer Agreement) all relevant data and information of the Service Recipient from the systems of the Service Provider or any party performing the Services on its behalf. After the Service Provider receives a Project Work Request, the Parties shall meet to discuss and agree on the scope and cost of the Project Work, taking into consideration the Service Provider’s then-available resources (and for clarity, the Service Provider shall not be obligated to perform such Project Work unless and until the Parties so mutually agree on such scope and costs of such Project Work). Where required for migrating the Services in connection with Project Work, the Service Recipient’s personnel will be granted reasonable access to the respective facilities of the Service Provider during normal business hours. Project Work may be out-sourced to external service partners (including those involving conversion programs or other programming, or extraordinary management supervision or coordination); provided that the Service Provider shall be responsible for the performance or non-performance of such partners. The Service Recipient shall pay its internal costs incurred in connection with all Project Work performed by its personnel and the internal costs of the Service Provider and its Affiliates (as applicable), and the cost of all Third-Party providers engaged in completing a Project Work shall be charged by the Service Provider to the Service Recipient on a pass-through basis (for all costs and expenses incurred in connection therewith).
Section 2.4   Knowledge Transfer.   During the applicable Service Term and upon the Service Recipient’s reasonable request, the Service Provider shall use commercially reasonable efforts to (i) provide basic training and training materials to the Service Recipient that the Service Recipient may require to enable the Service Recipient to receive and use the applicable Service and (ii) make the Service Provider’s personnel available for questions from and discussions with the Service Recipient regarding the applicable Service.
Section 2.5   No Management Authority.   The Service Provider (or any Affiliate or Sub-Contractor of the Service Provider) shall not be authorized by, nor shall have any responsibility under, this Agreement to manage the affairs of the business of the Service Recipient, or to hold itself out as an agent or representative of the Service Recipient.
Section 2.6   Acknowledgment and Representation.   Each Party understands that the Services provided hereunder are transitional in nature. Each Party understands and agrees that the other Party is not in the business of providing Services to Third Parties and, except as set forth in Section 6.2, that neither Party has any interest in continuing (i) any Service beyond the Service Term for such Service or (ii) this Agreement beyond the expiration of all Service Terms, the Outside Date, or the earlier termination of all Services in accordance with Article VI. As a result, the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that each Party is not in the business of providing Services to Third Parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and neither Party would be able or willing to provide the Services without the protections provided by such allocations and limitations. During the term of this Agreement, the Service Recipient agrees to work diligently and expeditiously to establish its own logistics, infrastructure and systems to enable a transition to its own internal organization or other Third-Party providers of the Services and agrees to use its reasonable good faith efforts to reduce or eliminate its and its Affiliates’ dependency on the Service Provider’s provision of the Services as soon as is reasonably practicable.

ARTICLE III
ADDITIONAL ARRANGEMENTS
Section 3.1   Cooperation and Access.
(a)   The Service Recipient shall cooperate with the Service Provider to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, information, facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services. Notwithstanding the foregoing, in no event shall either Party have any right to view or otherwise access the other Party’s tax returns pursuant to this Section 3.1.
(b)   The Service Recipient shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors receiving Services to): (i) not attempt to obtain access to or use any IT Assets of the Service Provider or any member of the Service Provider’s Group, or any Confidential Information, Personal Data or competitively sensitive information owned, used or Processed by the Service Provider or members of its Group, except where it has been granted in writing the right to do so or, to the extent reasonably necessary to do so, to receive the Services; (ii) maintain reasonable security measures to protect the systems of the Service Provider and the members of its Group to which it has access pursuant to this Agreement from access by unauthorized Third Parties; (iii) comply with applicable Laws and all of the Service Provider’s security rules, access agreements, and procedures for restricting access to and use of, when allowed, such Service Provider’s IT Assets; (iv) when on the property of the Service Provider or any of its Affiliates, or when given access to any facilities, infrastructure or personnel of the Service Provider or any of its Affiliates, follow applicable Laws and all of the Service Provider’s policies and procedures concerning health, safety, conduct and security which are made known to the Service Recipient receiving such access from time to time; (v) limit each user’s access to information for which each user has a bona fide business need to access; and (vi) not disable, damage or erase or disrupt, interfere with or impair the normal operation of the IT Assets of the Service Provider or any member of its Group.
(c)   The Service Provider shall (i) notify the Service Recipient of any confirmed misuse, disclosure or loss of, or inability to account for, any Personal Data or any confidential or competitively sensitive Information, and any confirmed unauthorized access to the Service Provider’s facilities, systems or network, in each case, solely to the extent related to the Service Recipient, and the Service Provider will investigate such confirmed security incidents and reasonably cooperate with the Service Recipient’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident; provided that the Service Recipient agrees to reimburse the Service Provider for time spent and actual travel expenses incurred in connection with any such investigation; and (ii) subject to applicable Law, use commercially reasonable efforts to comply with any reasonable requests to assist the Service Recipient with its electronic discovery obligations related to the Services provided to the Service Recipient; provided that the Service Recipient agrees to reimburse the Service Provider for time spent and actual travel expenses incurred for such requests.
(d)   In the event of a security breach that relates to the Services, the Parties shall, subject to any applicable Law, reasonably cooperate with each other regarding the timing and manner of (i) notification to their respective customers, potential customers, employees or agents concerning a breach or potential breach of security and (ii) disclosures to appropriate Governmental Entities.
(e)   Notwithstanding anything to the contrary in this Agreement (but subject to the following proviso), any Personal Data transferred or otherwise made available to the other Party in connection with the Services shall be subject to the Data Transfer Agreement, and each Party agrees to abide by the applicable provisions thereof, to the extent related to such data; provided, however, that any Personal Data provided by or on behalf of the Service Recipient to the Service Provider under this Agreement shall only be used to the extent reasonably necessary for the Service Provider to provide or cause to be provided the Services and solely for the applicable term of such Services.
(f)   Each Party shall retain ownership of its and its Affiliates’ data existing as of the Effective Date. As between the Parties, all data to the extent pertaining to a Service Recipient’s or its Affiliates’ customers, employees, finances, operations or otherwise that is collected or created pursuant to this Agreement for the benefit of the Service Recipient or its Affiliates shall be owned solely by such Service Recipient.
Section 3.2   Intellectual Property.
(a)   Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and to its Affiliates and Sub-Contractors providing Services under this Agreement a non-exclusive, nontransferable, world-wide, royalty-free, sublicensable license, for the term of this Agreement, to use the Intellectual Property owned by such Party and the members of its Group solely to the extent necessary for (and solely for the purposes of) the other Party and the members of its Group to perform their obligations hereunder or receive the Services provided hereunder, as applicable. Except as otherwise expressly set forth herein, the Service Recipient acknowledges and agrees that it will acquire no right, title or interest to any work product resulting from the provision of the Services hereunder, and such work product shall remain the property of the Service Provider.
(b)   The Parties acknowledge that it may be necessary for each of them to make proprietary or Third-Party Software available to the other in the course and for the purpose of performing or receiving the Services (as applicable), subject to Section 2.1(g) in the case of Third-Party Software. Each Party (i) shall comply with all known license terms and conditions applicable to any and all proprietary or Third-Party Software made available to such Party by the other Party in the course of the provision or receipt (as applicable) of the Services hereunder and (ii) agrees that it shall use reasonable efforts to identify and provide to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other Software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or Third-Party Software first made available to such other Party as of or after the Effective Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any Third Party.
(c)   Except as expressly specified in this Section 3.2, nothing in this Agreement will be deemed to grant one Party, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property owned by the other Party (or any Affiliate or Sub-Contractor of the other Party).
Section 3.3   Third-Party Agreements.   The Service Recipient acknowledges and agrees that the Services provided by the Service Provider through Third Parties or using Third-Party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider or its Affiliates and such Third Parties or their Affiliates (such agreements, the “Third-Party Agreements”), and the Service Recipient shall comply with all known terms thereof. The Service Provider shall use commercially reasonable efforts to obtain any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement in accordance with Section 2.1(g) (it being understood that the Service Recipient shall only be granted access to rights or benefits under such Third-Party Agreements during the term of this Agreement).
ARTICLE IV
COMPENSATION
Section 4.1   Compensation for Services.
(a)   As compensation for each Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider a fee for the Service equal to the Cost of Services specified for such Service in Schedule A (each fee, together with any applicable Hourly Services Expenses, constituting a “Service Charge”).

(b)   For Services with fees determined on an hourly basis (the “Hourly Services”), the Cost of Services are in addition to any out-of-pocket Third-Party fees, costs and expenses that may be incurred by the Service Provider or any Sub-Contractor in connection with performing the Services. All of the costs and expenses described in this Section 4.1(b) (“Hourly Services Expenses”) shall be charged by the Service Provider to the Service Recipient on a pass-through basis (for all costs and expenses incurred in connection therewith). For the avoidance of doubt, the Hourly Services Expenses shall be consistent with the Service Provider’s general approach with respect to such types of costs and expenses; provided that with respect to any Service, the Service Recipient’s prior written approval shall be required to the extent that Hourly Services Expenses exceed fifteen percent (15%) of the Service Charge (excluding any Hourly Services Expenses) paid and payable to the Service Provider for such Service in any calendar quarter; provided, further, that if the Service Recipient does not approve such amounts, then the Service Provider shall have no obligation to provide the associated Service to the extent affected thereby.
Section 4.2   Taxes
(a)   Except as otherwise set forth on Schedule A, all Service Charges paid pursuant to this Agreement shall be exclusive of all sales, use, services, and other similar taxes (“Service Taxes”) required by applicable Law to be paid in connection with the provision of the corresponding Service. The Service Recipient shall be responsible for all Service Taxes required to be paid in connection with the provision of the relevant Service. In the event that the Service Provider is required by applicable Law to pay any such Service Taxes, then the Service Provider shall timely pay such Service Taxes to the applicable Governmental Entity and the Service Recipient shall reimburse the Service Provider for such payment in accordance with Section 4.3.
(b)   The Parties shall (and shall cause their respective Affiliates to) (i) provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sales, and any other exemption certificates or information that one Party reasonably requests from the other Party; (ii) use commercially reasonable efforts to minimize or eliminate any Service Taxes to the extent permitted by applicable Law; and (iii) reasonably cooperate with the other Party in connection with the reporting of, or any audit, assessment, refund, claim or proceeding relating to, any Service Taxes.
(c)   If a Party (or any of its Affiliates) receives or is otherwise entitled to a refund or credit in respect of any Service Taxes for which a Service Recipient is responsible pursuant to this Agreement, then such Party shall (or shall cause its Affiliate to) promptly pay to such Service Recipient an amount equal to such refund or credit.
(d)   Each Party shall have the right to deduct or withhold from any payments otherwise payable under this Agreement such amounts as are required by applicable Law to be deducted or withheld. To the extent that such amounts are duly and timely remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated as paid to the other Party for all purposes of this Agreement; provided, however, that each Party shall use commercially reasonable efforts to notify the other Party in writing of any anticipated withholding at least fifteen (15) Business Days prior to making any such deduction or withholding and shall cooperate with the other Party to reduce or eliminate any such deduction or withholding. The Party making such deduction or withholding shall promptly provide to the other Party any tax receipts or other documents evidencing the payment of any such deducted or withheld amount to the applicable Governmental Entity.
(e)   Notwithstanding anything to the contrary in this Agreement, each Party shall be responsible for (i) any real or personal property taxes on property that it owns or leases, (ii) franchise, margin privilege and similar taxes imposed on or in connection with its business, and (iii) any taxes based on its income, gross receipts or capital.
Section 4.3   Payment Terms.
(a)   The Service Provider shall bill the Service Recipient monthly in U.S. Dollars, within thirty (30) Business Days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule A at an amount equal to the aggregate Service Charges due for all Services provided in such month or other specified interval, as applicable, plus any Service Taxes payable in accordance with Section 4.2 and other amounts owed hereunder. Invoices shall set forth a description of the Services provided and reasonable documentation to support the charges thereon, which invoice and documentation shall be in substantially the same level of detail and substantially in accordance with the procedures for invoicing as provided to the Service Provider’s other businesses (as applicable). Invoices shall be directed to the Service Coordinators appointed by RemainCo or SpinCo, as applicable, or to such other Person designated in writing from time to time by such Service Coordinators. The Service Recipient shall pay such amount in full within forty-five (45) days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. If the forty-fifth (45th) day falls on a day that is not a Business Day, the Service Recipient shall pay such amount on or before the following Business Day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Service Taxes for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider on or before the date such amount is due, then a late payment interest charge at the Standard Rate shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. The Service Recipient may elect by written notice to the Service Provider to have invoices directed to and paid by any of the Service Recipient’s Affiliates and, in such event, the Service Recipient will make appropriate arrangements for the internal allocation of such invoiced costs within its Group. The Parties shall cooperate to establish an invoicing structure that minimizes taxes for both Parties, including by implementing a local-to-local invoicing structure where applicable.
(b)   The Service Recipient shall notify the Service Provider promptly, and in no event later than forty-five (45) days following receipt of the Service Provider’s invoice, of any amounts disputed in good faith. If the Service Recipient does not notify the Service Provider of any disputed amounts within such forty-five (45)-day period, then the Service Recipient will be deemed to have accepted the Service Provider’s invoice. Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Article IX. The Service Recipient shall pay any undisputed amount, and all Service Taxes (whether or not disputed), in accordance with this Section 4.3. The Service Provider shall, upon the written request of the Service Recipient, furnish such reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and practicable. The Service Recipient may withhold any payments to the extent subject to a Dispute other than Service Taxes; provided that any disputed payments, to the extent ultimately determined to be payable to the Service Provider, shall bear interest as set forth in Section 4.3(a).
(c)   Subject to Section 4.3(b), the Service Recipient shall not withhold any payments to the Service Provider under this Agreement to offset payments due to such Service Recipient or its Affiliates pursuant to this Agreement, the Separation Agreement, any Ancillary Agreement or otherwise, unless such withholding is mutually agreed in writing by the Parties or is provided for in the final ruling of a court of competent jurisdiction. Any required adjustment to payments due hereunder will be made as a subsequent invoice.
Section 4.4   DISCLAIMER OF WARRANTIES.   WITHOUT LIMITATION TO THE COVENANTS RELATING TO THE PROVISION OF SERVICES SET FORTH IN SECTION 2.1(e), THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE SERVICE PROVIDER’S GROUP MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN, OR ANY CONTRACT.
Section 4.5   Books and Records.   The Service Provider shall, and shall cause the members of its Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered by it or the other members of its Group and shall make such books available to the Service Recipient, upon reasonable notice, during normal business hours; provided, however, that to the extent the Service Provider’s books, or the books of the members of its Group, contain Information relating to any other aspect of the Service Provider’s business or the business of any member of its Group, as applicable, the Parties shall negotiate a procedure to provide the Service Recipient with necessary access while preserving the confidentiality of such other records.

ARTICLE V
CONFIDENTIALITY
Section 5.1   Confidential Information.   As used herein, “Confidential Information” means any confidential and proprietary information of a Party, regardless of form, which such Party considers to be confidential and proprietary, including information that: (a) if disclosed in writing, is labeled as “confidential” or “proprietary”; (b) if disclosed orally, is designated confidential at disclosure; (c) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (d) constitutes information or data related to the Services, including trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (ii) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; (iii) as evidenced by the Receiving Party’s written records, is rightfully known to the Receiving Party without any limitation on use or disclosure prior to its receipt from the Disclosing Party; or (iv) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.
Section 5.2   Confidentiality Obligations.   Each Party and its Affiliates that receive, obtain or otherwise become aware of under or in connection with this Agreement (the “Receiving Party”) any Confidential Information of the other Party or its Affiliates (the “Disclosing Party”), respectively, agrees to (a) keep the Disclosing Party’s Confidential Information confidential, (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations or exercise its rights under this Agreement or otherwise in connection with a Dispute, (c) use a reasonable degree of care in keeping the Disclosing Party’s Confidential Information confidential, and (d) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, sublicensees, authorized representatives and advisors (including any financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations and exercising its rights under this Agreement and who have been apprised of these confidentiality obligations. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.
Section 5.3   Disclosure Required by Law.   In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article V; provided that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law. Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information of the Disclosing Party prior to its disclosure.
Section 5.4   Disclosure in Connection with Due Diligence.   The terms of each Schedule to this Agreement shall be the Confidential Information of both Parties. A Party may provide any Schedule to this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this Article V, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).
ARTICLE VI
TERM
Section 6.1   Commencement.   This Agreement is effective as of the Effective Date and shall remain in effect with respect to a particular Service until the end of the Service Term for such Service (or, subject to the terms of Section 6.2, the expiration of any Extension Period applicable to such Service), unless this Agreement is earlier terminated (i) in its entirety or with respect to a particular Service, in each case in accordance with Section 6.3 or Section 6.4, or (ii) by mutual written consent of the Parties; provided that, unless otherwise set forth in Schedule A, in no event shall this Agreement or the Services provided hereunder continue beyond two (2) years from the Effective Date (the “Outside Date”).
Section 6.2   Service Extension.   Except as expressly provided in Schedule A, if the Service Recipient reasonably determines that it will require a Service to continue beyond the end of the Service Term for such Service, the Service Recipient may request the Service Provider to extend the term of such Service once for up to ninety (90) days (each, an “Extension Period”) by written notice to the Service Provider no less than forty-five (45) days prior to the end of the then-current Service Term. The Service Provider shall respond to any such request for an Extension Period within fifteen (15) days of receipt and shall use commercially reasonable efforts to comply with such Extension Period request; provided, however, that (i) the Extension Period with respect to each Service shall not extend the term of such Service to a date beyond the Outside Date (unless otherwise set forth in Schedule A), (ii) the Service Provider will not be in breach of its obligations under this Section 6.2 if it is unable to comply with a request for an Extension Period through the use of commercially reasonable efforts, including where a Consent that is required for the Service Provider to continue to provide the applicable Service during the requested Extension Period cannot be obtained by the Service Provider through the use of commercially reasonable efforts, (iii) the Service Provider shall not be required to contribute capital, pay or grant any consideration or concession in any form (including by providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any Consent that is required for the Service Provider to continue to provide the applicable Service during the requested Extension Period (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Service Recipient, as promptly as reasonably practicable), (iv) the Service Provider may reject the Service Recipient’s request for an Extension Period if in the Service Provider’s good faith judgment the Service Provider cannot reasonably accommodate the requested Extension Period, and (v) each Extension Period is permissible under applicable Law and in RemainCo’s good-faith judgment would not prevent, or be reasonably likely to prevent, or otherwise adversely affect the qualification of the Distribution, together with certain related transactions, as a tax-free transaction for U.S. federal and applicable state and local income tax purposes. The Parties shall amend the terms of Schedule A to reflect the new Service Term within five (5) days following the Service Provider’s agreement to an Extension Period, subject to the conditions set forth in this Section 6.2. Each such amended term of Schedule A, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.
Section 6.3   Termination.
(a)   This Agreement may be terminated:
(i)   by either RemainCo or SpinCo at any time upon written notice to the other Party (which notice shall specify the basis for such claim for breach of this Agreement), if the other Party materially breaches this Agreement (and the period for resolution of the Dispute relating to such breach set forth in Section 9.1 has expired), effective upon not less than sixty (60)-days’ prior written notice of termination to the breaching Party, if the breaching Party does not cure such breach within sixty (60) days after receiving written notice thereof from the non-breaching Party; or
(ii)   except as otherwise provided by Law, by either RemainCo or SpinCo at any time upon written notice to the other Party, if (A) the other Party is adjudicated as bankrupt, (B) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (C) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (D) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver.
Section 6.4   Partial Termination.
(a)   Except as otherwise provided in this Agreement or Schedule A, upon not less than sixty (60)-days’ prior written notice, the Service Recipient shall be entitled to terminate one or more Services being provided by the applicable Service Provider for any reason or no reason at all. Within ten (10) days following receipt of such notice, the Service Provider shall notify the Service Recipient in writing as to whether the termination of any Services that are the subject of the notice will (i) require termination or partial termination of any other Services or (ii) result in the imposition of any Termination Charges (as defined below) and, if so, a good faith estimate of such Termination Charges (an “Early Termination Consequence Notice”). If the Service Provider delivers an Early Termination Consequence Notice to the Service Recipient as provided in this Section 6.4(a), the Service Recipient may withdraw its initial notice within five (5) days of such notification. If the Service Recipient does not withdraw such notice within such five (5)-day period, termination of such Services will be final, including with respect to (A) the termination of any other Services identified by the Service Provider in its Early Termination Consequence Notice, and (B) the Service Recipient’s obligation to pay such Termination Charges incurred by the Service Provider.
(b)   In the event that a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the Service Recipient may immediately terminate such Service, upon written notice and without any obligations therefor, including any Service Charges in respect thereof (other than those that accrued prior to the date of such termination and Termination Charges).
Section 6.5   Effect of Termination.
(a)   Each Party agrees and acknowledges that the obligations of the Service Provider to provide each Service, or to cause each Service to be provided, hereunder shall immediately cease upon (i) the expiration of the applicable Service Term (or, subject to the terms of Section 6.2, the expiration of any Extension Period applicable to such Service), (ii) termination of (A) this Agreement in whole or (B) such Service, in each case in accordance with Section 6.3 or Section 6.4, or (iii) termination of this Agreement or such Service by mutual written consent of the Parties. Upon cessation of the Service Provider’s obligation to provide any such Service, the Service Recipient shall stop using, directly or indirectly, such Service hereunder.
(b)   Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Service Recipient or its Affiliates and used by the Service Provider solely in connection with the provision of a Service pursuant to this Agreement or (ii) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, other than, in each case, such books, records and files retained in compliance with its records retention policies or routine information technology processes; provided that the Service Provider shall only use such retained books, records and files as necessary to comply with its legal, audit or regulatory requirements or professional standards or as otherwise permissible under, or required pursuant to, the Separation Agreement or any Ancillary Agreement. The Service Recipient shall bear the Service Provider’s and its Affiliates’ reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files for its legal files, subject to such Party’s obligations under Article V.
(c)   In the event that any Service is terminated other than at the end of a month, and the Service Charge associated with such Service is determined on a monthly basis, the Service Provider shall bill the Service Recipient for the entire month in which such Service is terminated.
(d)   In the event of a termination by the applicable Service Provider under Section 6.3 or by the Service Recipient under Section 6.4, the Service Recipient shall pay to the Service Provider any breakage or termination fees, and other termination costs payable by the Service Provider, solely as a result of the early termination of such Service or this Agreement, with respect to any resources or pursuant to any other Third-Party agreements that were used by the Service Provider to provide such Service or perform under this Agreement (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services) (“Termination Charges”). The Service Provider will provide to the Service Recipient an invoice for the Termination Charges within thirty (30) days following the date of any termination contemplated by this Section 6.5(d) and will provide reasonable documentary evidence to substantiate such Termination Charges.
(e)   In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party, the Service Provider and the Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any Service Charges due to any Service Provider hereunder.
(f)   The following matters shall survive the termination of this Agreement, including the rights and obligations of each Party thereunder, in addition to any claim for breach arising prior to termination: Article I, Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.2(c), Article IV, Article V, this Section 6.5, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, Article X and all confidentiality obligations under this Agreement.
ARTICLE VII
INDEMNIFICATION; LIMITATION OF LIABILITY
Section 7.1   Indemnification by the Service Recipient.   The Service Recipient, on behalf of itself and each member of its Group, shall indemnify, defend and hold harmless the Service Provider, its Affiliates and its and their respective employees, officers, agents and representatives (collectively, the “Service Provider Indemnitees”) from and against any and all Liabilities incurred by such Service Provider Indemnitee and arising out of, in connection with or by reason of any Services provided by or on behalf of any member of the Service Provider’s Group hereunder, except to the extent such Liabilities arise out of a Service Provider Group member’s (i) material breach of this Agreement or (ii) gross negligence or willful misconduct in providing the Services.
Section 7.2   Indemnification by the Service Provider.   The Service Provider, on behalf of itself and each member of its Group, shall indemnify, defend and hold harmless the Service Recipient, its Affiliates and its and their respective employees, officers, agents and representatives (collectively, the “Service Recipient Indemnitees”) from and against any and all Liabilities incurred by such Service Recipient Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Service Provider’s Group hereunder, which Liabilities result from a Service Provider Group member’s (i) material breach of this Agreement or (ii) gross negligence or willful misconduct in providing the Services.
Section 7.3   Indemnification Procedures.   The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement mutatis mutandis; provided that in the event of any conflict between the provisions of Article VI of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.
Section 7.4   Exclusion of Other Remedies.   Without limiting the rights under Section 10.19 of the Separation Agreement, the provisions of Sections 7.1 and 7.2 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the RemainCo Group and the SpinCo Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.
Section 7.5   Other Indemnification Obligations Unaffected.   For the avoidance of doubt, this Article VII applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements).

Section 7.6   Limitation on Liability.
(a)   IN NO EVENT SHALL THE SERVICE PROVIDER OR ITS AFFILIATES BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT OR ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY THE SERVICE PROVIDER, ITS AFFILIATES OR ITS SUB-CONTRACTORS UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.
(b)   THE SERVICE PROVIDER’S GROUP’S TOTAL LIABILITY TO THE SERVICE RECIPIENT’S GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ALL CLAIMS SHALL NOT EXCEED THE AGGREGATE SERVICE CHARGES THAT ARE REASONABLY CONTEMPLATED TO BE PAYABLE BY THE SERVICE RECIPIENT TO THE SERVICE PROVIDER HEREUNDER DURING THE FIRST TWELVE (12) MONTHS FOLLOWING THE EFFECTIVE DATE.
ARTICLE VIII
OTHER COVENANTS
Section 8.1   Further Assurances.   In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE IX
DISPUTE RESOLUTION
Section 9.1   Disputes.   All Disputes will be first considered in person, by teleconference or by video conference by the Service Coordinators within five (5) Business Days after receipt of notice from either Party specifying the nature of the Dispute (a “Preliminary Dispute Notice”). The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach a resolution with respect to the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to a resolution committee comprised of transition leaders who hold the title(s) (or equivalent title(s)) set forth on Schedule D (the “Resolution Committee”) from RemainCo and SpinCo. Within two (2) Business Days of a request of a Party, the other Party shall provide such Party with the name and relevant contact information for its respective Resolution Committee members, and either Party may replace its Resolution Committee members at any time with other persons of similar seniority by providing written notice in accordance with Section 10.6. The Resolution Committee will meet (by telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. In the event that the Resolution Committee is unable to reach a resolution with respect to the Dispute within ten (10) Business Days of the referral of the matter to the Resolution Committee, then either Party may deliver a General Dispute Notice pursuant to Section 8.1(b)(i) of the Separation Agreement and the terms and conditions of Article VIII of the Separation Agreement shall apply.
ARTICLE X
MISCELLANEOUS
Section 10.1   Force Majeure.   In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to any requirement of any Law or national securities exchange, or because of an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Party shall be excused from performance if such Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event. Any Force Majeure Event shall be subject to the termination right set forth in Section 6.4(b).
Section 10.2   Conflicting Agreements.   In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter hereof.
Section 10.3   Relationship of Parties.   Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between the Service Provider and the Service Recipient or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of its respective Group, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.
Section 10.4   Assignability.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party, except that each Party may assign any and all of its rights under this Agreement to one or more of its Affiliates. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. No assignment permitted by this Section 10.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. Nothing in this Section 10.4 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.1(d).
Section 10.5   Third-Party Beneficiaries.   Except for the indemnification rights under this Agreement of any Service Recipient Indemnitee or Service Provider Indemnitee in his, her or its respective capacities as such, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon Third Parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.
Section 10.6   Notices.   Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.6 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To RemainCo:
FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
Attention: [****]
Email: [****]
with a copy to:
FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
Attention: [****]
Email: [****]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Paul T. Schnell, Esq.
Neil P. Stronski, Esq.
Samuel J. Cammer, Esq.

Email:
Paul.Schnell@skadden.com
Neil.Stronski@skadden.com
Samuel.Cammer@skadden.com

To SpinCo:
8285 Tournament Drive
Memphis, Tennessee 38125
Attention: [****]
Email: [****]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Paul T. Schnell, Esq.
Neil P. Stronski, Esq.
Samuel J. Cammer, Esq.

Email:
Paul.Schnell@skadden.com
Neil.Stronski@skadden.com
Samuel.Cammer@skadden.com

Section 10.7   Miscellaneous.   Article X of the Separation Agreement (other than Sections 10.2 (Ancillary Agreements), 10.4 (Survival of Agreements), 10.6 (Notices), 10.9 (Assignment), 10.11 (Certain Termination and Amendment Rights), 10.12 (Payment Terms), 10.15 (Third Party Beneficiaries) and 10.22 (Public Announcements)) shall apply to this Agreement mutatis mutandis; provided that in the event of any conflict between the provisions of Article X of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.
* * * * *
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
FEDEX CORPORATION
By:
/s/ Claude F. Russ

Name:
Claude F. Russ

Title:
Enterprise Vice President, Finance

FEDEX FREIGHT HOLDING COMPANY, INC.
By:
/s/ C. Edward Klank III

Name:
C. Edward Klank III

Title:
President